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Exhibit 3.2

                          CERTIFICATE OF INCORPORATION
                                       OF
                           COMTREX SYSTEMS CORPORATION

                     (as amended through February 14, 2001)

         I, the undersigned, in order to form a corporation for the purposes hereinafter stated, under and pursuant to the provisions of the General Corporation Law of the State of Delaware, do hereby certify as follows:

FIRST: The name of the corporation is Comtrex Systems Corporation (the "Corporation").

SECOND: The address of the Corporation's registered office in the State of Delaware is 1013 Centre Road, Wilmington, Delaware 19805, County of New Castle. The name of its registered agent at such address is the Corporation Service Company.

THIRD: The nature of the business of the Corporation and the objects or purposes to be transacted, promoted or carried on by it are as follows: To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of all classes of stock that the Corporation is authorized to issue is ELEVEN MILLION (11,000,000) shares, consisting of ten million (10,000,000) shares of Common Stock, par value $.003 per share, and ONE MILLION (1,000,000) shares of Preferred Stock, par value $1.00 per share. Effective as of 12:01 a.m. February 14, 2001, each three shares of Common Stock issued and outstanding was reclassified and changed into one fully paid and nonassessable share of Common Stock, $0.003 par value, of the Corporation, and each holder of record of a certificate for three or more shares of Common Stock became entitled to receive, as soon as practicable, upon surrender of such certificate, a certificate or certificates representing one share of Common Stock for each three shares of Common Stock represented by the certificate of such holder, and any fractional shares resulting will be rounded up to the next whole share. Until such time as the certificates representing the Common Stock to be reverse split pursuant hereto shall have been surrendered, the certificates representing the Common Stock shall represent the shares of Common Stock issuable upon the reverse stock split of such Common Stock. The designations, preferences, privileges and voting powers of the shares of each class and the restrictions and qualifications shall be the same in all respects as though shares of one class, except as follows:

(a) Shares of the Preferred Stock may be issued from time to time in one or more series, each of such series to have such powers, designations, preferences and relative participating or optional or other special rights and such qualifications, limitations or restrictions thereon, as expressly provided herein, or to the extent provided by law, or in a resolution or resolutions providing for the issuance of such series, adopted by the board of directors, which is hereby vested with such authority in respect thereof. Without limiting the generality of the foregoing, the board of directors is hereby expressly empowered to provide for the issuance of shares of Preferred Stock at any time and from time to time in one or more series, and to fix as to each such shares, by resolution or resolutions providing for the issuance of such series:
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(i) the number of shares to constitute such series, and the designation thereof;

(ii) the voting power of each share of such series, if any, and without limitation, the vote or fraction of vote to which each such share may be entitled, the events upon the occurrence of which such shares may be entitled to vote, and including any and all restrictions or eliminations entirely of the right of such shares to vote;

(iii) the rate of dividend, if any, and the extent of further participation in dividend distributions, if any, and whether dividends shall be cumulative or non-cumulative;

(iv) whether or not such series shall be redeemable, and if so, the terms and conditions upon which shares of such series shall be redeemable;

(v) the extent, if any, to which such series shall have the benefit of any sinking fund provision for the redemption or purchase or shares;

(vi) the rights, if any, of such series, in the event of dissolution of the Corporation, or upon any distribution of the assets of the Corporation;

(vii) whether or not the shares of such series shall be convertible, and if so, the terms and conditions of which shares of such series shall be convertible; and

(viii) such other powers, designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereon as to the extent permitted by law.

(b) Except as otherwise provided by law, the board of directors shall have full authority to issue at any time and from time to time shares of Common Stock or shares of Preferred Stock in any manner and amount and for such consideration as it in its absolute discretion shall determine.

FIFTH:   The name and mailing address of the incorporator is as follows:

Frederick J. McConville, Esquire
Akin, Gump, Strauss, Hauer & Feld
Suite 400
1333 New Hampshire Avenue, N.W.
Washington, D.C. 20036

SIXTH: Except as otherwise provided in the by-laws of the Corporation, the board of directors is expressly authorized to make, alter, amend or repeal the by-laws of the Corporation.

SEVENTH: Elections of directors need not be by written ballot unless the by-laws of the Corporation shall so provide.

EIGHTH: The Corporation shall, to the full extent permitted to Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.
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NINTH: To the fullest extent permitted by Delaware statutory or decisional law, as the same exists nor or may hereafter be amended or interpreted, no director of this Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. This Article NINTH does not affect the availability of equitable remedies for breach of fiduciary duties. Neither any amendment or repeal of this Article NINTH, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article NINTH, shall eliminate or reduce the effect of this Article NINTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article NINTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

TENTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this Corporation under the provisions of
Section 291 of Title 8 of the Delaware Code, or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of a stockholder or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders of this Corporation, as the case may be, and also on this Corporation.

ELEVENTH: The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

TWELFTH: Appraisal rights under Section 262 of the Delaware General Corporation Law, as the same exists now or may hereafter be amended, shall be available for shares of any class or series of the capital stock of the Corporation as a result of: (i) any merger or consolidation in which the Corporation is a constituent corporation; or (ii) the sale of all or substantially all of the assets of the Corporation.


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                              CERTIFICATE OF MERGER
                                       of
                          COMTREX SYSTEMS CORPORATION,
                            a New Jersey corporation
                                      into
                          COMTREX SYSTEMS CORPORATION,
                             a Delaware corporation
                            (filed February 1, 1989)

Pursuant to the provisions of Section 252 of the Delaware General Corporation Law, the undersigned corporations, COMTREX SYSTEMS CORPORATION, a Delaware corporation ("Comtrex (Del)"), and COMTREX SYSTEMS CORPORATION, a New Jersey corporation ("Comtrex (NJ)"), adopt the following Certificate of Merger for the purpose of merging Comtrex (NJ) into Comtrex (Del), as a result of which Comtrex
(Del) will be the surviving corporation.

         SURVIVING CORPORATION
1. The name of the surviving corporation shall be COMTREX SYSTEMS CORPORATION.

         ADOPTION OF PLAN
2. The Plan of Merger, setting forth the terms and conditions of the merger of Comtrex (NJ) into Comtrex (Del), has been approved, adopted, certified, executed and acknowledged by each of the undersigned corporations in accordance with
Section 252 of the Delaware General Corporation Law

3. There were 2,094,522 shares of common stock, each of no par value, of Comtrex
(NJ) issued and outstanding that were entitled to vote on the Plan of Merger. 866,104 shares were voted in favor of the Plan of Merger and 8,600 were voted against the Plan of Merger, at an annual meeting of the shareholders of Comtrex
(NJ) held on November 28, 1988.

4. There were no shares of common stock, each of $.001 par value, of Comtrex
(Del) issued and outstanding that were entitled to vote on the Plan of Merger. Therefore, pursuant to Section 251(f) of the Delaware General Corporation Law, the Plan of Merger was adopted by action of the Board of Directors of Comtrex
(Del) without any vote of stockholders.

5. The executed Plan of Merger is on file at the principal place of business of Comtrex (Del) located at 109 Gaither Drive, Mount Laurel, New Jersey 08054.

6. A copy of the Plan of Merger will be furnished by Comtrex (Del) on request, without cost, to any stockholder of either Comtrex (NJ) or Comtrex (Del).

         CERTIFICATE OF INCORPORATION
7. The Certificate of Incorporation of Comtrex (Del) shall be the Certificate of Incorporation of the surviving corporation.
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         AUTHORIZED CAPITAL STOCK
8. Comtrex (NJ) has the authority to issue five million (5,000,000) shares of common stock, with no par value per share.

         EFFECTIVE DATE
9. The Plan of Merger shall be effective upon the filing of a Certificate of Merger with the Secretary of State of New Jersey and with the Secretary of State of Delaware.

IN WITNESS WHEREOF, each of the undersigned corporations has caused this Certificate to be signed and sealed this 30th day of January, 1989.

Attest:                                       COMTREX SYSTEMS CORPORATION,
                                              a New Jersey corporation

By: /s/Richard A . Duda                       By:  /s/Anthony S. Maladra
   -----------------------------                   ---------------------
      Richard A. Duda, Secretary                   Anthony S. Maladra, President

Attest:                                       COMTREX SYSTEMS CORPORATION,
                                              a Delaware corporation
                                              (the surviving corporation)

By:    /s/ Richard A. Duda                    By:  /s/ Anthony S. Maladra
       -------------------                         ----------------------
         Richard A. Duda, Secretary                Anthony S. Maladra, President